EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS FOURTH QUARTER RESULTS,
COMMENTS ON POSITIVE DEMAND TRENDS AND IMPROVING OUTLOOK

Mayfield Hts., Ohio — February 17, 2010 — Brush Engineered Materials Inc. (NYSE: BW) today reported results for the fourth quarter of 2009.

Sales for the quarter were $215.2 million, up $24.6 million, or 13%, compared to the third quarter. Fourth quarter sales were the strongest of the year and the fourth quarter was the third consecutive quarter of sequential sales growth for the Company, despite seasonal factors that often negatively affect the quarter. Order entry in the fourth quarter was the highest since the third quarter of 2008.

In the quarter, the Company recorded a non-cash, non-recurring charge totaling $0.16 per share, after tax, related to a rapid change in the market price of copper, a key raw material. In addition, the Company recorded restructuring and acquisition-related costs totaling $0.05 per share, after tax. These led to the Company reporting a net loss of $3.6 million, or $0.18 per share diluted, for the quarter. Excluding these items, the operating run rate for the quarter was $0.03 per share, consistent with the Company’s expectations.

FOURTH QUARTER AND 2009 RESULTS

The fourth quarter sales improvement was due primarily to an increase in demand for the Company’s products and solutions from the consumer electronics-oriented markets, metal price increases and the recent acquisition of Barr Associates, Inc., which closed in the quarter. Metal price increases accounted for approximately 7 percentage points of the quarter-over-quarter growth and the Barr acquisition accounted for approximately 3 percentage points of the quarter-over-quarter growth.

The favorable impact of the higher sales volume in the quarter was, however, offset by the aforementioned charge and costs. In addition, results for the quarter were negatively affected by delays in the shipment of higher margin defense orders and significantly lower than expected shipments of the Company’s products into the medical market. These latter factors appear to have abated as the fourth quarter ended and the first quarter of 2010 began.

Sales in the fourth quarter increased by $18.9 million, or 10%, compared to the prior year fourth quarter. The increase in sales, when compared to the prior year, was driven by metal price increases. Excluding the impact of higher metal prices, fourth quarter sales would have decreased by approximately 2% compared to the prior year’s fourth quarter. The Barr acquisition favorably affected fourth quarter sales by approximately 3% compared to the prior year. The reported net loss for the fourth quarter of $3.6 million, or $0.18 per share, compares to a net loss of $3.3 million, or $0.16 per share, for the fourth quarter of 2008.

For the year, sales were $715.2 million, 21% below the $909.7 million of sales reported for 2008. The decline in sales compared to the prior year was due to lower volume across all of the Company’s major markets, driven by the macroeconomic conditions of 2009. Metal prices had a limited impact on the year-over-year sales decline.

The reported net loss for 2009 was $12.4 million or $0.61 per share. This compares to a net income of $18.4 million, or $0.89 per share, for 2008. Results for both 2009 and 2008 were negatively affected by significant changes in the market price of key raw materials used in the production of the Company’s products. The net income for 2008 was impacted by a significant decline in the market price of ruthenium, which resulted in a non-cash, lower of cost or market charge of approximately $0.50 per share after tax. In 2009, the Company’s net income was also adversely affected by an additional decline in the market price of ruthenium, as well as a non-cash, non-recurring charge related to a rapid change in the market price of copper in the fourth quarter of the year. These factors totaled approximately $0.18 per share in 2009.

ACQUISITIONS

In spite of the difficult macroeconomic environment experienced in 2009, the strength of the Company’s balance sheet allowed it to take advantage of the opportunity to complete two acquisitions. During the fourth quarter, the Company announced and closed on the acquisition of Barr Associates, Inc. and announced the acquisition of Academy Corporation, which was completed in early January 2010. The total investment for both was approximately $78.0 million, financed through internally generated cash plus approximately $40.0 million from the Company’s revolving line of credit.

These acquisitions, along with the others made in recent years, continue the process of transforming the Company by further broadening its advanced material technologies, products and markets and moving the Company closer to becoming recognized as an advanced materials company. The acquisitions are expected to be accretive to earnings in 2010.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the fourth quarter of 2009 were $140.6 million, up $42.2 million, or 43%, compared to $98.4 million in the fourth quarter of the prior year. Sales for the year were $460.8 million compared to $480.3 million in the prior year.

Operating profit for the fourth quarter was $5.0 million, compared to an operating loss of $7.4 million in the fourth quarter of 2008. Operating profit for the year was $22.6 million, up $11.8 million compared to an operating profit of $10.8 million in the prior year. Operating profit was reduced by $9.2 million in the fourth quarter of 2008 and by $15.2 million in the full year due to lower of cost or market inventory charges.

Operating profit improved in the fourth quarter compared to the same period of the prior year due to the cost savings initiatives implemented earlier in the year and the increased sales volume. Profitability in the fourth quarter was negatively affected by acquisition costs totaling $0.8 million.

The fourth quarter sales increase, when compared to the prior year fourth quarter, was due to improved conditions in consumer electronics product applications including handsets, semiconductor, photonics and microelectronics packaging. Sales to the medical market, while below our expectations, began to strengthen late in the quarter. Approximately 50% of the fourth quarter sales increase was due to increased metal prices.

During the fourth quarter of 2009, WAM acquired Barr Associates, Inc., a leading manufacturer of precision thin film optical filters that enable complex technologies and components for the defense, aerospace, medical, energy, semiconductor, telecommunications, lighting and astronomy markets. On January 5, 2010, WAM completed the acquisition of Academy Corporation, a leading provider of precious and non-precious metal and refining capabilities serving the architectural glass, solar energy, electronics, chemicals, medical, industrial and high-value jewelry markets. These acquisitions enhance WAM’s position in its traditional core markets while providing opportunity for growth in new markets and new product applications.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the fourth quarter of 2009 were $51.4 million. Sales in the fourth quarter of 2008 were $68.0 million. Sales for the year were $172.5 million compared to $299.9 million for the prior year. The operating loss for the fourth quarter was $5.8 million, which compares to an operating loss of $1.7 million for the fourth quarter of 2008. For the year, Specialty Engineered Alloys had an operating loss of $32.3 million, compared to an operating profit of $5.8 million for the prior year.

The decline in sales for the fourth quarter and the year compared to the same periods of last year was primarily due to the continuing effect of the severe global recession. Sales to each of the segment’s key markets, including telecommunications and computer, oil and gas, aerospace and heavy equipment, were well below prior year levels. During the year, volumes of strip products improved sequentially in each of the second, third and fourth quarters. Shipments of strip products in the fourth quarter exceeded the prior year’s fourth quarter shipments by 6%. Demand for strip products into consumer electronics, especially handsets and wireless infrastructure, began to show improvement beginning in the third quarter. Demand for bulk product applications, including oil and gas and aerospace, began to show improvement in the fourth quarter with volume increasing approximately 35% over that of the third quarter. Specialty Engineered Alloys’ order entry improved further in the fourth quarter, and that improvement has continued thus far in the first quarter of 2010.

The operating loss for the fourth quarter and the year was due primarily to the significantly lower sales volume, related manufacturing inefficiencies and equipment utilization rates associated with the lower volumes. Cost reduction initiatives, including headcount reductions, reduced work hours and wage reductions, helped to mitigate a portion of the loss. The cost reduction initiatives have substantially reduced the volume levels required for this segment to begin generating a profit.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the fourth quarter of 2009 were $10.7 million. This compares to $17.9 million of sales in the fourth quarter of 2008. Sales for the year were $47.0 million compared to $63.6 million for the prior year. The segment generated an operating loss of $0.3 million in the fourth quarter of 2009, which compares to an operating profit of $3.3 million for the same period last year. Operating profit for the year was $2.1 million compared to a profit of $8.4 million for 2008.

The decline in sales for the quarter and year was due to softening demand for defense-related applications during the second half of 2009 related to government funding delays. The fourth quarter sales decline was partially offset by a modest improvement in sales of medical and industrial x-ray window assemblies. Order entry for defense applications increased significantly towards the end of the fourth quarter.

The lower operating profit for the fourth quarter and year, compared to the same periods of last year, resulted primarily from lower sales volume offset, in part, by cost reductions.

Engineered Material Systems

Engineered Material Systems’ sales for the fourth quarter of 2009 were $12.3 million, up slightly compared to the prior year’s fourth quarter sales of $12.0 million. For the year, sales were $34.7 million compared to $65.9 million in 2008. Operating profit in the fourth quarter was $0.8 million versus an operating profit of $1.0 million for the fourth quarter of 2008. Engineered Material Systems had an operating loss in 2009 of $2.5 million. In 2008, the segment reported an operating profit of $5.9 million for the year.

The decline in sales for the year was due to the continuing effect of the severe global recession on key markets including telecommunications and computers, data storage and automotive electronics. Sales have increased in each quarter throughout 2009 with fourth quarter sales more than double the sales of the first quarter of 2009. Order entry improved significantly across all markets in the fourth quarter, and that strength has continued into the first quarter of 2010.

Engineered Material Systems was profitable for the second half of 2009 due to the increased sales volume and cost reduction initiatives. Order entry improved sequentially during the last three quarters of 2009.

OUTLOOK

While macro economic conditions created significant weakness and uncertainties across the majority of the Company’s markets throughout 2009, the level of overall business activity improved sequentially, quarter over quarter, as the year progressed. The improving trend has continued throughout the fourth quarter and into the first quarter of 2010.

We are encouraged by the momentum that the Company is currently experiencing across its segments and the markets it serves. The Company is seeing strong improvement in its order entry, driven primarily by the consumer electronics and wireless infrastructure oriented markets, and now in its medical, defense and industrial markets. While there is still significant uncertainty in the global economic environment, the Company does expect business levels to be stronger in 2010. Demand levels in the early weeks of 2010 are currently well ahead of the fourth quarter levels.

The effect of the aforementioned acquisitions will be significant to the Company’s sales levels in 2010 due to the precious metal content in the sales of Academy Corporation. At this time, and assuming current metal prices, which are higher than the average prices for 2009 as well as continued improvement in demand levels, the Company expects sales for the full year 2010 to improve in the range of 55% to 65% to $1.1 billion to $1.2 billion. Organic sales growth is expected to account for up to approximately 25 percentage points of this increase, with the acquisitions adding approximately 30 percentage points and the balance consisting of increased metal prices passed on to customers. Earnings in the range of $0.75 to $1.00 per share, diluted, are currently expected for 2010.

At this time, we expect sales for the first quarter to be in the range of $275.0 to $295.0 million. During the first quarter, we expect to incur additional acquisition costs, including integration costs related to the aforementioned acquisitions.

While it currently appears that 2010 is off to a good start, it is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the uncertainty about the sustainability and quality of the global economic recovery. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers, acquisition-related integration costs and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CEO’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “2009 was an incredibly challenging year. I am very proud of the resiliency of the Brush organization and its ability to navigate the recession and to emerge as a stronger company. The majority of the sacrifices and challenges of 2009 are now behind us and we are excited about the strength of our products and markets as we move into 2010. The strategic transformation of the Company that has been underway over the last several years has positioned the Company to rapidly return to profitability with a lower cost structure, a stronger balance sheet and new opportunities for profitable growth. The 2009 acquisitions bring additional capabilities and provide opportunities to participate in new growth horizons in 2010 and beyond.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, February 17, 2010. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9205, callers outside the U.S. can dial (201) 689-8054.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the first quarter and the year 2010;

•	The successful implementation of cost reduction initiatives;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisition of Barr Associates, Inc. and Academy Corporation;

•	The impact of the results of operations of Barr Associates, Inc. and Academy Corporation on our ability to fully achieve the strategic and financial objectives related to these acquisitions, including the acquisitions being accretive to earnings in 2010;

•	Our success in implementing our strategic plans and the timely and successful completion and start up of any capital projects, including the new beryllium facility;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, metal financing fees, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2009	2008
Assets
Current assets
Cash and cash equivalents	$12,253	$18,546
Accounts receivable	83,997	87,878
Other receivables	11,056	3,378
Inventories	130,098	156,718
Prepaid expenses	28,020	23,660
Deferred income taxes	14,752	4,199

Total current assets	280,176	294,379
Other assets	42,014	34,444
Related-party notes receivable	90	98
Long-term deferred income taxes	4,873	9,944
Property, plant and equipment	665,361	635,266
Less allowances for depreciation,
depletion and amortization	437,595	428,012

	227,766	207,254
Goodwill	67,034	35,778

Total Assets	$621,953	$581,897

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$56,148	$30,622
Current portion of long-term debt	—	600
Accounts payable	36,573	28,014
Other liabilities and accrued items	44,082	45,131
Unearned revenue	432	113
Income taxes	2,459	—

Total current liabilities	139,694	104,480
Other long-term liabilities	49,276	19,356
Retirement and post-employment benefits	82,354	97,168
Long-term income taxes	2,329	3,028
Deferred income taxes	136	163
Long-term debt	8,305	10,605
Shareholders’ equity	339,859	347,097

Total Liabilities and Shareholders’ Equity	$621,953	$581,897

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands except share and per share amounts)	2009	2008	2009	2008
Net sales	$215,155	$196,286	$715,186	$909,711
Cost of sales	185,661	171,181	623,764	757,836

Gross margin	29,494	25,105	91,422	151,875
Selling, general and administrative expense	25,054	23,430	89,762	104,523
Research and development expense	1,831	1,633	6,771	6,522
Litigation gain	—	(1,059)	—	(1,059)
Derivative ineffectiveness	4,892	—	4,892	171
Other-net	3,698	5,633	9,482	13,647

Operating (loss) profit	(5,981)	(4,532)	(19,485)	28,071
Interest expense-net	480	471	1,299	1,995

(Loss) income before income taxes	(6,461)	(5,003)	(20,784)	26,076
Income tax (benefit) expense	(2,910)	(1,697)	(8,429)	7,719

Net (loss) income	$(3,551)	$(3,306)	$(12,355)	$18,357

Per share of common stock: basic	$(0.18)	$(0.16)	$(0.61)	$0.90
Weighted average number	20,230,000	20,186,000	20,191,000	20,335,000
of common shares outstanding
Per share of common stock: diluted	$(0.18)	$(0.16)	$(0.61)	$0.89
Weighted average number	20,230,000	20,186,000	20,191,000	20,543,000
of common shares outstanding
See notes to consolidated financial statements.